Exhibit 99.1

B&G Foods Announces Closing of Credit Agreement Refinancing

Parsippany, N.J., December 16, 2020—B&G Foods, Inc. (NYSE: BGS) announced today the closing of its previously announced credit agreement refinancing. The refinancing includes a $300.0 million add-on tranche B term loan facility under the Company’s existing senior secured credit facility. The tranche B term loan facility was issued at a price equal to 99.00% of its face value. The add-on term loans, which have the same terms as, and are fungible with, B&G Foods’ existing $371.6 million of tranche B term loans, will bear interest at a rate of LIBOR plus 2.50%, with a 0.00% LIBOR floor, and have a maturity date of October 10, 2026. As part of the refinancing, the Company also increased the revolver capacity from $700.0 million to $800.0 million and extended the maturity date of its revolving credit facility from November 21, 2022 to December 16, 2025.

B&G Foods used the proceeds of the add-on term loans to repay a portion of B&G Foods’ borrowings under its revolving credit facility and to pay related fees and expenses.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone.  For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will,” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: whether and when the Company will be able to realize the expected financial results and accretive effect of the recently completed Crisco acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the U.S. CARES Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of additional modules and the integration and operation of a new enterprise resource planning (ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2019 filed on February 26, 2020 and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214